Exhibit 3.97

ARTICLE OF ORGANIZATION

OF

OHI (INDIANA), LLC

The undersigned individual, acting as the organizer, hereby forms a limited liability company under the Indiana Business Flexibility Act, I.C. 23-18 (the “Act”) and does hereby adopt as the Articles of Organization of such limited liability company the following:

ARTICLE 1.

Name

The name of the limited liability company shall be OHI (Indiana), LLC (the “Company”).

ARTICLE 2.

Registered Office and Registered Agent

A.           The address of the registered office of the Company in Indiana is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204.

B.           The name of the registered agent of the Company at the above registered office is Corporation Service Company.

ARTICLE 3.

Duration

The duration of the limited liability company is perpetual until dissolution in accordance with the applicable provisions of the Act.

ARTICLE 4.

Management

The Company is to be managed by its Members and will not have a manager or managers.

(Signature Page Follows)

EXECUTED on this 24th day of February, 2015.

/s/ Robert O. Stephenson
Robert O. Stephenson
Organizer